UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2010

CELLYNX GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27147	95-4705831
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

25910 Acero, Suite 370 Mission Viejo, California 92691
(Address of principal executive offices)

(949) 305-5290
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01        Entry into a Material Definitive Agreement.
ITEM 3.02        Unregistered Sale of Equity Securities

On June 14, 2010, CelLynx Group, Inc. (“the Company”), and Dollardex Corp., a Panama corporation (“Dollardex”), entered into Amendment No. 1 (the “Amendment”) to their Master Global Marketing and Distribution Agreement (the “M&D Agreement”) dated April 21, 2010.

Pursuant to Amendment No. 1, the Company and Dollardex agreed to grant an additional termination right to the Company.  In addition to those rights listed in the original M&D Agreement, the Company and Dolladex agreed that in the event that Dollardex fails to provide by July 10, 2010, the payments required to be provided by May 31, 2010 (the “May Payment”), and July 1, 2010 (the “July Payment”), as originally provided in the M&D Agreement, the Company shall have the right to immediately terminate the M&D Agreement.

The Company and Dollardex also agreed that if Dollaradex makes the May and July Payments due by the revised payment date of July 10, 2010, all other payment dates listed in the M&D Agreement will be extended automatically by 30 days.

Additionally, the Company and Dollardex agreed that nothing contained in the Amendment would be deemed to affect or be construed to affect any of the terms or provisions of the M&D Agreement nor impair the validity or enforceability thereof or any rights or powers which the Company now or hereafter may have under or by virtue of the M&D Agreement in case of any default or non-fulfillment of the terms of the M&D Agreement by Dollardex, or otherwise.

This summary of the Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amendment attached as an exhibit hereto.

Item 9.01          Financial Statements and Exhibits

Exhibit
Number	Description

99.1	Amendment No. 1 to Master Global Marketing and Distribution Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLYNX GROUP, INC.
(Registrant)

Date: June 15, 2010	/s/ Daniel R. Ash
Name: Daniel R. Ash
Title: Chief Executive Officer